Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2019 Fourth Quarter and Fiscal Year Ended Results

GREENVILLE, S.C.--(BUSINESS WIRE)--May 9, 2019--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2019.

Three-month results

Gross loans outstanding in the US increased to $1.13 billion as of March 31, 2019, a 12.3% increase from the $1.00 billion of gross loans outstanding as of March 31, 2018. The Company’s unique borrowers in the US as of March 31, 2019, increased by 9.4%, from March 31, 2018. This is compared to an increase of 5.8%, during fiscal 2018.

As previously disclosed, the Company sold the Mexico operations effective July 1, 2018. As a result of the sale, the Company classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods. Net income from continuing operations for fiscal 2019 fourth quarter increased $12.3 million to $37.9 million compared to $25.7 million for the same quarter of the prior year. Net income from continuing operations per diluted share increased to $4.22 in the fourth quarter of fiscal 2019 compared to $2.80 in the prior year quarter. Net income for the fourth quarter of fiscal 2019 increased to $37.9 million from the $29.1 million reported for the same quarter of the prior year. Net income per diluted share increased to $4.22 in the fourth quarter of fiscal 2019 from $3.18 in the prior year quarter. Prior year net income and net income per diluted share were impacted by the recognition of the deemed repatriation transition tax (the "Transition Tax"), as described below. Excluding the impact of the Transition Tax, net income for the fourth quarter increased 11.7% to $37.9 million compared to $34.0 million for the same quarter of the prior year. Excluding the Transition Tax, net income per diluted share increased 14.0% to $4.22 in the fourth quarter of fiscal 2019 compared to $3.70 in the prior year quarter. See "Non-GAAP financial measures" below.

Earnings per share for the quarter benefited from World Acceptance’s share repurchase program. The Company repurchased approximately 600,000 shares of common stock on the open market at an aggregate purchase price of approximately $67.9 million during the quarter. The Company had approximately 8.5 million common shares outstanding excluding unvested restricted shares as of March 31, 2019.

Total revenues in the US for the fourth quarter increased to $157.0 million, an 11.0% increase from the $141.4 million reported for the same quarter of the prior year. The revenues from the 1,125 branches open throughout both quarterly periods increased by 9.8%. Interest and fee income increased 9.0%, from $114.0 million in the fourth quarter of fiscal 2018 to $124.2 million in the fourth quarter of fiscal 2019, primarily due to an increase in average earning loans. Insurance and other income increased by 19.6% to $32.8 million in the fourth quarter of fiscal 2019 compared to $27.4 million in the fourth quarter of fiscal 2018. The increase was primarily related to a $4.3 million increase in revenue from the Company’s tax preparation business compared to the fourth quarter of fiscal 2018.

Accounts in the US that were 61 days or more past due increased to 5.8% on a recency basis at March 31, 2019, compared to 5.4% at March 31, 2018. Accounts in the US that were 61 days or more past due on a contractual basis increased to 7.8% at March 31, 2019, compared to 7.5% at March 31, 2018. The Company’s allowance for loan losses compared to net loans was 9.7% at March 31, 2019, compared to 8.9% at March 31, 2018.

Net charge-offs in the US as a percentage of average net loans on an annualized basis increased from 16.2% to 17.4% when comparing the fourth quarter of fiscal 2019 to the fourth quarter of fiscal 2018. The provision for loan losses increased by $11.9 million when comparing the fourth quarter of fiscal 2019 to the fourth quarter of fiscal 2018. Net charge-offs increased $6.5 million when comparing the fourth quarter of fiscal 2019 to the fourth quarter of fiscal 2018. There was a $3.3 million increase in the US provision due to an increase during the quarter in US accounts 90 days past due when comparing the fourth quarter of fiscal 2019 to the fourth quarter of fiscal 2018. The provision also increased due to a $2.5 million release of the allowance in the prior year fourth quarter.

General and administrative (“G&A”) expenses amounted to $78.6 million in the fourth quarter of fiscal 2019 compared to $75.3 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 53.2% during the fourth quarter of fiscal 2018 to 50.1% during the fourth quarter of fiscal 2019. G&A expenses per average open branch increased by 2.4% when comparing the two fiscal quarters, primarily due to an increase in personnel expense.

Personnel expense increased $3.7 million, or 7.5%, during the fourth quarter of fiscal 2019 as compared to the fourth quarter of fiscal 2018. Personnel expense in the US increased by $5.7 million during the fourth quarter of fiscal 2019, as compared to the fourth quarter of fiscal 2018 due to additional share-based compensation associated with the LTIP and director equity awards. The prior year included $2.5 million in severance related amounts as a result of the separation agreement entered into with the Company’s former CEO. World Acceptance also recorded a $1.8 million charge due to a change in the Company's paid time off policy in the prior year.

Interest expense for the quarter ended March 31, 2019, decreased by $140,000, or 2.7%, from the corresponding quarter of the previous year. The decrease in interest expense is due to a 3.8% decrease in the average debt outstanding, from $316.2 million to $304.1 million for the quarters ended March 31, 2018 and 2019, respectively. The Company’s debt to equity ratio remained at 0.5:1 consistent with March 31, 2018.

The Tax Cuts and Jobs Act (“TCJA”) was enacted on December 22, 2017. US accounting standards required the remeasurement of all US deferred income tax assets and liabilities for temporary differences from the then-current corporate tax rate of 35% to the new corporate tax rate of 21%. The TCJA required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign-sourced earnings. As previously disclosed, the Company recorded a provisional Federal and state Transition Tax obligation of $4.8 million in the fourth quarter of fiscal 2018.

Other key return ratios for the fourth quarter of fiscal 2019 included a 8.8% return on average assets and a return on average equity of 13.6% (both on a trailing 12-month basis).

Twelve-month results

In accordance with accounting principles generally accepted in the US, World Acceptance recognized a $31.3 million cumulative translation loss in the first quarter of fiscal 2019 as a result of classifying the Company’s Mexico operating segment as held for sale. This cumulative translation loss is due to the devaluation of the Mexican Peso versus the US Dollar since the date of the Company’s investment. The cumulative translation loss increased the Company’s investment in Mexico from $51.6 million to $82.9 million in the impairment analysis, which resulted in an impairment to reflect an estimated fair value of $43.9 million. Due to this impairment, net income for the year ended March 31, 2019, decreased by $16.5 million to $37.2 million compared to the $53.7 million in net income reported for the prior year. This resulted in net income of $4.05 per diluted share compared to net income of $5.99 per share in the prior year.

Total revenues in the US for fiscal 2019 increased 8.3% to $544.5 million compared with $502.7 million for fiscal 2018. Net charge-offs as a percent of average net loans increased from 14.9% for fiscal 2018 to 16.1% for fiscal 2019.

Other matters

As previously disclosed, World Acceptance retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of the Company’s operations in Mexico. The investigation focuses on the legality under the US Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. The Company voluntarily contacted the SEC and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. The Company is committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

Non-GAAP financial measures

On December 22, 2017, the Tax Cut and Jobs Act (TCJA) was signed into law. The results of the fourth quarter of fiscal 2018 and the fiscal year ended March 31, 2018, reflect the impact of its enactment, which resulted in a $4.8 million decrease in net income for the fourth quarter. Net income and earnings per share excluding the impact of these significant items are non-GAAP financial measures. Management believes these measures help investors understand the impact of these items on reported results.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,193 branches in sixteen states as of March 31, 2019.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/30491. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including the effect of changes in tax law, such as the effect of the TCJA that was enacted on December 22, 2017; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, U.S. Department of Justice (“DOJ”), U.S. Consumer Financial Protection Bureau (“CFPB”), and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions World Acceptance may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from the Company’s ongoing investigation or the SEC's formal order of investigation; the recent sale of the Company’s Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; the Company’s dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Revenues:
Interest and fee income	$124,221	$113,984	$469,154	$435,702
Insurance income, net and other income	32,777	27,415	75,389	66,967
Total revenues	156,998	141,399	544,543	502,669

Expenses:
Provision for loan losses	28,533	16,631	148,427	117,620
General and administrative expenses:
Personnel	52,453	48,787	180,823	164,496
Occupancy and equipment	10,522	10,078	41,304	39,114
Advertising	3,598	3,594	22,495	21,196
Amortization of intangible assets	616	258	1,528	990
Other	11,437	12,565	42,153	43,312
Total general and administrative expenses	78,626	75,282	288,303	269,108

Interest expense	4,914	5,052	17,934	19,090
Total expenses	112,073	96,965	454,664	405,818

Income from continuing operations before income taxes	44,925	44,434	89,879	96,851
Income taxes	6,984	18,778	15,981	47,758
Net income from continuing operations	37,941	25,656	73,898	49,093

Discontinued operations (1)
Income (loss) from discontinued operations before impairment loss and income taxes	—	4,243	2,342	4,354
Impairment loss	—	—	(38,378)	—
Income taxes	—	756	627	(243)
Net income (loss) from discontinued operations	—	3,487	(36,663)	4,597

Net income (loss)	$37,941	$29,143	$37,235	$53,690

Net income per common share from continuing operations, diluted	$4.22	$2.80	$8.03	$5.48
Net income (loss) income per common share from discontinued operations, diluted	$—	$0.38	$(3.98)	$0.51
Net income (loss) income per common share, diluted	$4.22	$3.18	$4.05	$5.99
Weighted average diluted shares outstanding	8,988	9,178	9,204	8,959

(1) As previously disclosed, the Company sold the Mexico operations effective July 1, 2018. As a result of the sale, the Company classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2019	March 31, 2018
ASSETS
Cash and cash equivalents	$9,335	$12,474
Gross loans receivable	1,127,957	1,004,233
Less:
Unearned interest, insurance and fees	(290,814)	(258,991)
Allowance for loan losses	(81,520)	(66,088)
Loans receivable, net	755,623	679,154
Property and equipment, net	25,424	22,786
Deferred income taxes, net	23,832	20,175
Other assets, net	18,400	13,244
Goodwill	7,034	7,034
Intangible assets, net	15,340	6,644
Assets of discontinued operations (1)	—	79,475
Total assets	$854,988	$840,986

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	251,940	244,900
Income taxes payable	11,550	14,097
Accounts payable and accrued expenses	39,381	33,503
Liabilities of discontinued operations (1)	—	7,378
Total liabilities	302,871	299,878

Shareholders' equity	552,117	541,108
Total liabilities and shareholders' equity	$854,988	$840,986

(1) As previously disclosed, the Company sold the Mexico operations effective July 1, 2018. As a result of the sale, the Company classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED STATISTICS ((1))
(unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018

Gross loans receivable	$1,127,957	$1,004,233	$1,127,957	$1,004,233
Average gross loans receivable (2)	1,193,057	1,064,530	1,120,112	1,019,005
Net loans receivable (3)	837,143	745,242	837,143	745,242
Average net loans receivable (4)	879,137	786,836	824,763	753,116

Expenses as a percentage of total revenue:
Provision for loan losses	18.2%	11.8%	27.3%	23.4%
General and administrative	50.1%	53.2%	52.9%	53.5%
Interest expense	3.1%	3.6%	3.3%	3.8%
Operating income as a % of total revenue (5)	31.7%	35.0%	19.8%	23.1%

Loan volume	619,942	528,832	2,720,351	2,487,066

Net charge-offs as percent of average net loans receivable	17.4%	16.2%	16.1%	14.9%

Return on average assets (trailing 12 months)	8.8%	6.3%	8.8%	6.3%

Return on average equity (trailing 12 months)	13.6%	10.6%	13.6%	10.6%

Branches opened or acquired (merged or closed), net	(11)	3	16	8

Branches open (at period end)	1,193	1,177	1,193	1,177

(1) As previously disclosed, the Company sold the Mexico operations effective July 1, 2018. As a result of the sale, the Company classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

(2) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(3) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(4) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(5) Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.

CONTACT:
John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800